EX‑35.6

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CAPITAL

2014 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of September 1, 2014 by and among Deutsche Mortgage & Asset Receiving Corporation as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wilmington Trust, National Association  as Trustee, Wells Fargo Bank, National Association as Certificate Administrator, Paying Agent and Custodian and Situs Holdings, LLC as Operating Advisor relating to the Deutsche Mortgage & Asset Receiving Corporation, COMM 2014-UBS5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates  (COMM 2014-UBS5)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.    All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.    A review of the servicing activities and performance by the Special Servicer for the period of September 23, 2014 to December 31, 2014 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.    To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by:         /s/ Adam Singer                                                   Date:  March 5, 2015

       Adam Singer, Managing Director